Exhibit 99.1
December 31, 2020
Dear KBS Growth & Income REIT Stockholder:
On December 7, 2020, the board of directors of KBS Growth & Income REIT, Inc.’s (the “REIT”) approved an updated estimated value per share of the REIT’s common stock of $4.90. This estimated value was based on the estimated value of the REIT’s assets less the estimated value of the REIT's liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2020 and as disclosed in the REIT’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2020 (“the Valuation 8- K”).1
The $4.90 estimated value per share approximates the mid-range value of the range in the estimated value per share calculated by Duff & Phelps, an independent, non-affiliated appraiser, recommended by KBS Capital Advisors LLC, the REIT’s external advisor (the “Advisor”) and engaged by the REIT’s conflicts committee. Both the range in estimated value per share and the estimated value per share were based on Duff & Phelps’ appraisals of the REIT’s three real estate properties owned and one office property owned through an unconsolidated joint venture as of September 30, 2020, along with valuations performed by the Advisor of the REIT’s cash, other assets, mortgage debt and other liabilities. The estimated values of the notes payable and interest rate swap instruments are based on the GAAP fair values as disclosed in the Quarterly Report, and the estimated values of cash and a majority of other assets and other liabilities are equal to their carrying values. The estimated value per share did not include an enterprise (portfolio) premium or discount.
The significant decrease in the Company’s estimated value per share to $4.90 as of December 7, 2020 from the previous estimate of $8.43 as of December 4, 2019 was primarily due to the decrease in the appraised values of the real estate properties owned by the REIT which were significantly impacted by the civil unrest in certain markets where some of our properties are located and the ongoing COVID-19 pandemic.
Changes in the Value of the REIT’s Real Estate Assets
The Offices at Greenhouse, Houston, Texas - The appraised value of $48.5 million which represents a decrease of $8.5 million, or 14.9%, compared to prior year’s appraisal of $57.0 million, as of December 2019. The value decrease was primarily due to the following:
•The property’s largest tenant decided to market approximately 84,000 square feet of its total 136,000-square foot leased premises for sublease, resulting in a significant reduction in value due to the projected costs and downtime attributable to backfilling this space in 2025 and beyond.
•The effect of COVID-19 on the oil and gas markets has reverberated through the office capital markets, resulting in increased vacancy and expanding cap rates across the office marketplace. Leasing in the Houston market, the energy capital of the world, has remained stagnant during what has been a challenging time given the impact of not only COVID-19 on office demand, but also a downward shock to commodity pricing has put further stress on demand for office space among oil and gas companies which traditionally drive this market.
•Reduced leasing expectations which underscores the economic difficulties of the metro, resulting in rising concessions and in some cases reduced rental rates.

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1 For more information on the estimated value per share, including a full description of the limitations, methodologies and assumptions used to value the REIT’s assets and liabilities, and used in the calculation of the estimated value per share, see the Valuation 8-K. In addition, you can view the Valuation Update Presentation online at kbs-cmg.com, by clicking on “View Offering” under “KBS Growth & Income REIT.”

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Commonwealth Building, Portland, Oregon - The appraised value of $65.3 million which represents a decrease of $19.3 million, or 22.8%, compared to prior year’s appraisal of $84.6 million, as of December 2019. The value decrease was primarily due to the following:
•In addition to the negative effects of COVID-19, Portland, Oregon has been further impacted by the social unrest that lasted over 100 days, resulting in daily riots and substantial physical damage to properties and businesses in the business districts. With nonessential offices closed and unavailable to tenants, combined with social unrest, many downtown businesses have chosen to list their space for sublease in order to cut costs in the short term. In addition, some tenants with impending lease expirations are giving back their space and are either relocating out of the area or temporarily working from home as an alternative.
•Several tenants have given notice that they will not be renewing at Commonwealth. Such known vacates and the risk of others, without the promise of quick backfills or leasing of existing vacancy, could leave the building with occupancy in the 60%-65% range by year end 2021 despite being 87% leased today.
•The increase in vacancy throughout Portland has caused market rents to decrease significantly with the anticipation of a continued decline by more than 10% from pre-COVID levels. While social unrest has recently quieted, the absence of a daily downtown population continues to be a drag on any appearance of a market recovery.
213 West Institute, Chicago, Illinois - The appraised value of $35.9 million represents a decrease of $6.0 million, or 14.3%, compared to prior year’s appraisal of $41.9 million, as of December 2019. The value decrease was primarily due to the following:
•Rental rates decreased from $33 psf to $31 psf on average. Additionally, there was no rent growth assumed for the following two years, which had an adverse effect on the compounding of rents.
•2020 leasing has been slow as Chicago has been one of the most impacted cities regarding COVID-19 lock-downs and restrictions.
•Tenant retention has been down. Five current tenants totaling over 21,000 square feet have given notice they will be vacating at the end of their leases.
Final Remarks
As previously communicated, KBS Growth & Income REIT has been unable to raise substantial funds. Due to the minimal amount of capital raise in the REIT, which had been substantially impacted early on by regulatory changes, and the inability to significantly improve its size and scale in order to help offset the costs of operating a non-traded REIT, the Board formed a special committee to evaluate strategic alternatives for the REIT. Based upon the special committee’s assessment and recommendation, in August 2020, the special committee directed the Company’s advisor, with the assistance of the independent financial advisor of special committee, to develop a plan of liquidation for approval by the board and submission to the REIT’s stockholders. The company initially expected to present a plan of liquidation for a vote of stockholders within six months from its determination to pursue a liquidation strategy. However, as a result of the current adverse market conditions caused by the civil unrest and disruption in Portland and Chicago, where several of the Company’s properties are located, and the ongoing uncertainty and business disruptions related to the COVID-19 pandemic, the board believes it is in the best interest of stockholders to delay any proposal to liquidate the Company. The Company remains committed to pursuing a liquidation strategy when market conditions improve. For 2021, the Company’s goals are to:
•Improve property cash flow through strategic leasing renewals with existing tenants and new leases for current vacant space;
•Continue value enhancing capital projects to maintain a high level of occupancy; and
•Continue to evaluate the timing of the liquidation strategy.
I look forward to providing you with future updates on the REIT and plan of liquidation.
Sincerely,
Charles J. Schreiber, Jr.
Chief Executive Officer

IMPORTANT INFORMATION FOR STOCKHOLDERS
The information contained herein should be read in conjunction with, and is qualified by, the information in the REIT’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), Quarterly Report on Form 10-Q for the period ended September 30, 2020 (the “Quarterly Reports”), including the “Risk Factors” contained therein and the Valuation 8-K.
Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates as of September 30, 2020, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share.
The COVID-19 pandemic, together with the resulting measures imposed to help control the spread of the virus, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of the Company’s tenants, directly or indirectly. The extent to which the COVID-19 pandemic impacts the Company’s or its tenants’ business, financial condition, results of operations and cash flows, and the markets and communities in which the Company and its tenants operate, depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact of the pandemic on the Company or the global economy as a whole.
These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, each as filed with the SEC. You should interpret many of the risks as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated NAV per share.